SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 5(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) October 24, 2001

E. I. du Pont de Nemours and Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street

Wilmington, Delaware 19898

(Address of principal executive offices)

Registrant's telephone number, including area code: (302) 774-1000

Item 5. Other Events

          The Registrant Files, pursuant to Regulation FD, its earnings news release dated October 24, 2001, entitled "DuPont Reports Third Quarter 2001 Earnings," a copy of which is below. This earnings news release is also filed in connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-61339, No. 33-60069 and No. 333-86363).

October 24, 2001	Contact:	Clif Webb
WILMINGTON, Del.		302-774-4005
r-clifton.webb@usa.dupont.com

DUPONT REPORTS THIRD QUARTER 2001 EARNINGS

Summary

  Third quarter 2001 earnings excluding one-time items were $.12 per share, consistent with expectations but below third quarter 2000 earnings of $.51 per share.
  Lower net income reflects the continuing recession in U.S. manufacturing, resulting in significantly lower volumes and downward pressure on margins. Raw materials costs moderated, resulting in about a $30 million after-tax increase versus third quarter 2000.
  One-time items in the quarter total a net benefit of $.01 per share, bringing reported earnings per share to $.13.
  Segment sales in third quarter 2001 of $6.4 billion decreased 14 percent versus third quarter 2000, principally reflecting lower volumes and prices.
  Worldwide local currency selling prices were down 2 percent. Adverse currency effects, principally from the weaker euro and yen, reduced third quarter worldwide segment sales by 2 percent versus prior year.
  On October 1, 2001, the company completed the sale of DuPont Pharmaceuticals to Bristol-Myers Squibb Company for $7.8 billion.

Earnings Comparisons

($ per share diluted)

	3Q'01	3Q'00
Underlying	.12	.51
One-Time Items	.01	.02
Reported	.13	.53

          "During the quarter we kept our focus on careful cash management and the actions needed to meet our growth targets over time," said Charles O. Holliday, Jr., DuPont chairman and chief executive officer. "Clearly we are experiencing one of the most challenging business environments the company has faced in decades. DuPont has the financial strength to face this challenge and to continue to invest in the future."

Global Sales and Income

          For the quarter, consolidated sales totaled $5.6 billion compared to $6.4 billion in 2000. Segment sales, including transfers and a pro rata share of sales by equity affiliates, were $6.4 billion, down 14 percent from $7.4 billion in 2000. Net income before one-time items was $128 million versus $537 million in 2000. The earnings decline reflects significantly lower results in most of the company's segments, principally due to lower worldwide sales volumes and U.S. dollar margins.

          Net income including one-time items was $142 million, compared to earnings of $562 million in the third quarter of 2000.

One-Time Items

          One-time items for third quarter 2001 and third quarter 2000 are described in the notes to the accompanying financial statements and are summarized in the table below:

	$MM Pretax		$MM After-Tax		($ Per Share)
	2001	2000	2001	2000	2001	2000
Pioneer/Monsanto MON810 Settlement	(56)		(35)		(.04)
Pharmaceuticals Business - Tax Benefit			49.05
Pioneer Purchase Accounting		(50)		(55)		(.06)
Sale of Interest in Quimica Fluor Affiliate		23		16.02
Chambers Works Restructuring		(28)		(17)		(.02)
Sale of Stock - DuPont Photomasks, Inc.		123		81.08
Total - Third Quarter	(56)	68	14	25.01		.02

          One-time items include the reserve for a one-time payment made in October 2001 to resolve all issues related to Monsanto YieldGard® (MON810 Bt) insect resistant corn trait used in Pioneer's corn hybrids.

®	Registered trademark of Monsanto.

Segment Sales

          Regional segment sales and related variances for the third quarter 2001 compared with the third quarter 2000 are summarized below:

	Segment Sales		% Change Due To
	3Q'01 $B	% Change vs. 3Q'00	Local Price	Currency Effect	Volume	Other*
Worldwide	6.4	(14)	(2)	(2)	(9)	(1)
U.S.	3.1	(16)	(1)	0	(12)	(3)
Europe	1.6	(8)	1	(4)	(5)	0
Asia Pacific	1.0	(14)	(3)	(5)	(6)	0
Canada, Mexico, South America	0.7	(13)	(5)	(1)	(7)	0

*	Includes impact of reduced ownership of DuPont Photomasks, Inc. and sale of certain Polyester businesses.

  Worldwide volumes declined 9 percent. Pharmaceuticals impact on the volume variance versus third quarter 2000 was negligible.
  U.S. third quarter sales volume was 12 percent lower, reflecting ongoing weakness in the U.S. economy.
  European volume declined 5 percent. While local currency prices were up 1 percent, the stronger dollar reduced U.S. dollar prices to 3 percent below last year.
  Asia Pacific sales continue to weaken, down 14 percent, reflecting 6 percent lower volume and 8 percent lower U.S. dollar prices.

Business Segment Performance

          The following compares third quarter 2001 results before one-time items for each segment with those for the third quarter 2000.

  Performance Coatings & Polymers - Sales were 12 percent lower than 2000 reflecting lower worldwide vehicle builds, lower U.S. and European refinish sales, decreased demand for printer inks and lower sales of elastomers and engineering polymers. A segment ATOI decline of 56 percent reflects 9 percent lower segment volume and declining margins as prices came under increasing pressure.
  Specialty Fibers - Sales and ATOI were 13 percent and 64 percent lower, respectively. Earnings were flat in Advanced Fiber Systems and were down substantially in Nonwovens and Apparel and Textile Sciences (A&TS). A&TS volumes were significantly affected by a very weak U.S. apparel and textile manufacturing environment.

  Specialty Polymers - Segment sales were down 17 percent reflecting 14 percent lower volume. Segment ATOI declined 49 percent with lower earnings in all strategic business units. Electronic Technologies and Fluoropolymers prices and volumes were significantly affected by continued weakness in electronics and related high-technology markets. Packaging & Industrial Polymers earnings were higher versus second quarter 2001 but were lower versus last year, reflecting lower sales and margins.
  Pigments & Chemicals - ATOI declined 34 percent on 11 percent lower sales with lower earnings in all strategic business units. Lower segment earnings principally reflect lower demand and prices for White Pigment & Mineral Products, significant declines in DuPont Chemical Solutions Enterprise volumes, and lower demand in Fluorochemicals specialty markets.
  Polyester - Sales were 28 percent lower (19 percent excluding portfolio changes) as depressed conditions continued in worldwide markets, particularly apparel. The third quarter loss was $20 million.
  Nylon - Sales decreased 16 percent with ATOI down 57 percent, principally reflecting the impact of significantly lower worldwide flooring and intermediates volumes, somewhat higher raw material costs, and lower margins. Demand was particularly soft in the U.S. commercial flooring market. While earnings were lower versus last year, earnings improved versus second quarter 2001, reflecting lower costs.
  Agriculture & Nutrition - ATOI was a loss of $118 million, versus a loss of $85 million in third quarter 2000. This reflects declines in Crop Protection and Pioneer, resulting from lower revenues partly offset by better results for Nutrition & Health. Pioneer revenue declined primarily due to lower sales in South America.
  Pharmaceuticals - ATOI increased to $84 million versus $41 million last year, due to higher Cozaar® /Hyzaar® earnings versus last year. Major product sales are shown below:

($ in millions)	3Q 2001	2Q 2001	3Q 2000
Coumadin®	60	52	80
Sustiva™	142	87	99
Cardiolite® /Miraluma™	62	53	77

Outlook

          The company currently expects that the U.S. economy will continue to weaken through the fourth quarter of 2001. The company's macroeconomic outlook for other regional economies, currency, and raw material prices remains consistent with the outlook provided in its second quarter earnings release.

          The fourth quarter earnings per share outlook for DuPont includes both positives and negatives, as compared to the third quarter:

Positives:

    Additional benefits from lower raw material costs,
    Greater cost savings from restructuring program,
    Lower net interest expense, and
    Lower average number of shares outstanding.

Negatives:
    Somewhat lower volumes, as continued economic deterioration offsets seasonal gains,
    Further pressure on pricing, and
    Lower Pharmaceuticals segment earnings.

          Of these factors, volume and price represent the greatest uncertainty as well as the greatest potential impact on earnings. Consumer and business confidence following the events of September 11 will be critical. Taking all of these issues into account, and acknowledging these uncertainties, the company's current view is that fourth quarter earnings per share will be roughly similar to those in the third quarter.

          "Following the tragic events of September 11, our people worldwide have responded with true professionalism in the concern they have shown for the safety and security of our operations and in the attention they have given to our customers and other supply chain partners. The aftermath of September 11 has added to economic uncertainty and will likely prolong the current economic downturn," Holliday said. "I am confident that DuPont has the financial strength, the business focus and operational discipline to meet these new challenges head-on, no matter how long they persist."

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on

Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

# # #

10/24/01

NOTE:	An update to the third quarter Investor Relations' quarterly note has been posted to:
http://www.corporate-ir.net/ireye/ir site.zhtml?ticker=DD&script=11948&item id='earnings landing.htm'.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

	Three Months Ended		Nine Months Ended
CONSOLIDATED INCOME STATEMENT	September 30		September 30
(Dollars in millions, except per share)	2001	2000	2001	2000

SALES	$5,641	$6,445	$19,497	$21,952
Other Income(a)	135	420	521	986

Total	5,776	6,865	20,018	22,938

Cost of Goods Sold and Other Expenses(b)	3,958	4,135	13,059	14,019
Selling, General and Administrative Expenses	687	710	2,269	2,276
Depreciation	328	351	995	1,055
Amortization of Goodwill and Other Intangible Assets	113	113	338	329
Research and Development Expense	441	442	1,288	1,323
Interest and Debt Expense	148	205	492	616
Purchased In-Process Research and Development(c)	-	-	-	(11)
Employee Separation Costs and Write-Down of Assets(d)	-	28	1,046	126
Gain on Issuance of Stock by Affiliates - Nonoperating(e)	-	(29)	-	(29)

Total	5,675	5,955	19,487	19,704

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	101	910	531	3,234
Provision for (Benefit from) Income Taxes(f)	(46)	339	87	1,133
Minority Interests in Earnings of Consolidated Subsidiaries	5	9	31	48

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	142	562	413	2,053
Cumulative Effect of a Change in Accounting Principle, Net of Income Taxes(g)	-	-	11	-

NET INCOME	$ 142	$ 562	$ 424	$ 2,053

BASIC EARNINGS PER SHARE OF COMMON STOCK(h)(i)
Income before Cumulative Effect of a Change in Accounting Principle	$ .13	$ .54	$ .39	$ 1.96
Cumulative Effect of a Change in Accounting Principle	-	-	.01	-

Net Income	$ .13	$ .54	$ .40	$ 1.96

DILUTED EARNINGS PER SHARE OF COMMON STOCK(h)(i)
Income before Cumulative Effect of a Change in Accounting Principle	$ .13	$ .53	$ .39	$ 1.94
Cumulative Effect of a Change in Accounting Principle	-	-	.01	-

Net Income	$ .13	$ .53	$ .40	$ 1.94

DIVIDENDS PER SHARE OF COMMON STOCK	$ .35	$ .35	$ 1.05	$ 1.05

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT
  Year-to-date 2001 includes a $52 gain resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.

  Third quarter 2000 includes gains of $117 resulting from the sale of stock that reduced the Company's ownership interest in DuPont Photomasks and the sale of the Company's interest in a Mexican affiliate. Year-to-date 2000 also includes a $176 gain resulting from the sale of certain equity securities classified as available for sale.

  Third quarter 2001 includes a charge of $56 to establish a reserve related to settlement of YieldGard® (MON 810 Bt) insect resistant corn litigation with Monsanto. Year-to-date 2001 also includes charges of $133 resulting from the sale of acquired Pioneer inventories which, in accordance with purchase accounting rules, were recorded at fair value on October 1, 1999.

  Third quarter and year-to-date 2000 charges related to the sale of acquired Pioneer inventory were $21 and $588, respectively. Third quarter 2000 also includes a charge of $29 for accrued post-employment costs for Pioneer employees. In addition, year-to-date 2000 also includes a charge of $100 to increase the Company's reserve for "Benlate" 50 DF fungicide litigation.

  Year-to-date 2000 includes a credit of $11 that was recorded based on revisions of preliminary purchase price allocations associated with the Pioneer acquisition.
  Year-to-date 2001 charges of $1,046 include $441 associated with separation costs for approximately 5,500 employees, $303 for asset impairments (principally the write-down of polyester assets), and $302 related to the shutdown and dismantlement of several facilities.

  Third quarter 2000 charges of $28 result from restructuring manufacturing operations at the Chambers Works site. Year-to-date 2000 also includes charges of $98 resulting from the continued restructuring of the performance coatings business.

  Represents an increase in the Company's equity investment in DuPont Photomasks that resulted from the issuance by DuPont Photomasks of additional shares to unrelated parties at a price in excess of book value.
  Third quarter 2001 includes a one-time deferred tax benefit of $49 to recognize differences between the book basis and tax basis of the Company's investment in DuPont Pharmaceuticals as a result of the pending fourth quarter sale of DuPont Pharmaceuticals.
  On January 1, 2001, the company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

  Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended	Nine Months Ended
	September 30	September 30
	Basic	Diluted	Basic	Diluted
2001	1,039,345,016	1,044,530,790	1,041,080,675	1,046,752,988
2000	1,041,269,308	1,047,777,845	1,044,708,476	1,052,825,218

(i) Year-to-date earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.

(j) On October 1, 2001, the Company sold DuPont Pharmaceuticals to Bristol-Myers Squibb for approximately $7,800 in cash. As part of the transaction, the Company retained its interest in Cozaar®/Hyzaar®. The Company estimates this transaction will result in an after-tax gain of about $4,000 in its fourth quarter results.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

	Three Months Ended		Nine Months Ended
CONSOLIDATED SEGMENT INFORMATION(a)	September 30		September 30
(Dollars in millions)	2001	2000	2001	2000

SEGMENT SALES(b)
Agriculture & Nutrition	$ 546	$ 586	$ 3,601	$ 3,785
Nylon	675	807	2,057	2,360
Performance Coatings & Polymers	1,381	1,572	4,353	4,941
Pharmaceuticals	393	389	902	1,172
Pigments & Chemicals	866	974	2,769	2,972
Polyester	429	594	1,475	1,723
Specialty Fibers	1,060	1,213	3,387	3,813
Specialty Polymers	937	1 ,124	2,985	3,366
Other	67	105	229	371

Total Segment Sales	6,354	7,364	21,758	24,503

Elimination of Intersegment Transfers	(111)	(165)	(384)	(501)
Elimination of Equity Affiliate Sales	(602)	(757)	(1,884)	(2,055)
Miscellaneous	-	3	7	5

CONSOLIDATED SALES	$5,641	$6,445	$19,497	$21,952

AFTER-TAX OPERATING INCOME (LOSS)(c)
Agriculture & Nutrition	$(153)(d)	$ (140)(e)	$ 139(f)	$ 76(g)
Nylon	25	58	(99)	199
Performance Coatings & Polymers	75	170	224	478(h)
Pharmaceuticals	133(i)	41	79(i)	146
Pigments & Chemicals	112	168(j)	329	518(j)
Polyester	(20)	20	(309)	32
Specialty Fibers	65	182	290	600
Specialty Polymers	90	175	273	523
Other	(29)	57(k)	(33)(l)	63(k)

Total Segment ATOI	298	731	893	2,635

Interest & Exchange Gains and Losses	(72)	(122)	(257)	(381)
Corporate Expenses	(76)	(47)(m)	(215)	(201)(m)
Corporate Minority Interest(n)	(8)	-	(8)	-

INCOME FROM OPERATIONS	$142	$ 562	$ 413	$ 2,053

FOOTNOTES TO CONSOLIDATED SEGMENT INFORMATION

(a) Certain reclassifications of segment data have been made to reflect second quarter changes in organizational structure. The Agriculture & Nutrition segment now includes the Pioneer business. The Specialty Fibers segment now includes the new Apparel & Textile Sciences SBU, which comprises the former Lycra® business, nylon apparel and specialty textile businesses, and the polyester branded specialties businesses.
  Includes pro rata share of equity affiliate sales and intersegment transfers. Excludes sales of intermediates by DuPont to joint ventures within the Nylon and Polyester segments.
  Year-to-date 2001 charges of $679 result from employee terminations, facility shutdowns, and asset impairments in the following segments: Agriculture & Nutrition - $80; Nylon - $143; Performance Coatings & Polymers - $60; Pigments & Chemicals - $30; Polyester - $264; Specialty Fibers - $30; Specialty Polymers - $32; and Other - $40.

(d) Includes a charge of $35 to establish a reserve related to settlement of YieldGard® (MON 810 Bt) insect resistant corn litigation with Monsanto.

(e) Includes a charge of $42 for accrued post-employment benefits for Pioneer employees and tax adjustments related to finalization of purchase accounting, as well as a charge of $13 resulting from the sale of acquired Pioneer inventories which, in accordance with purchase accounting rules, were recorded at fair market value on October 1, 1999.
  Includes noncash charges of $83 resulting from the sale of acquired Pioneer inventories and the $35 charge to establish a reserve related to settlement of certain Pioneer litigation.
  Includes noncash charges of $366 resulting from the sale of acquired Pioneer inventories, a charge of $62 to increase the Company's reserve for Benlate 50 DF fungicide litigation, and a charge of $42 for accrued post-employment benefits for Pioneer employees. These charges were partly offset by a $109 gain resulting from the sale by Pioneer of certain equity securities classified as available for sale, and a credit of $11 to reduce the preliminary purchase price allocated to Pioneer purchased in-process research and development.
  Includes a charge of $61 related to separation costs for about 1,000 employees, the shutdown of related manufacturing facilities, and other exist costs.
  Includes a deferred tax benefit of $49 to recognize differences between the book basis and tax basis of the Company's investment in DuPont Pharmaceuticals as a result of the pending fourth quarter sale of DuPont Pharmaceuticals.
  Includes a charge of $17 resulting from restructuring manufacturing operations at the Chambers Works site, offset by a gain of $16 attributable to the sale of the Company's interest in a Mexican affiliate.
  Includes a gain of $62 resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.
  Includes a gain of $34 resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.
  Includes a nonoperating gain of $19 on issuance of stock by affiliates. This represents the increase in the Company's equity investment in DuPont Photomasks that resulted from the issuance by DuPont Photomasks of additional shares to unrelated parties at a price in excess of book value.
  Represents a preferred rate of return to a third party investor who contributed capital into a jointly owned company.

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SEGMENT SALES(a)

(3rd QUARTER 2001 VS. 3rd QUARTER 2000)

	Segment Sales
	Three Months Ended		Percentage Change Due to:
	September 30		U.S.$
	$	% Change	Price	Volume	Other(b)

Agriculture & Nutrition	$ 546	(7)%	(4)	(3)
Nylon	675	(16)	(3)	(13)
Performance Coatings & Polymers	1,381	(12)	(3)	(9)
Pharmaceuticals	393	1	-	1
Pigments & Chemicals	866	(11)	(4)	(7)
Polyester	429	(28)	(7)	(12)	(9)
Specialty Fibers	1,060	(13)	(4)	(9)
Specialty Polymers	937	(17)	(3)	(14)
Other	67	(36)	-	-	(36)

Total	$6,354	(14)	(4)	(9)	(1)

___________________________

  Includes intersegment transfers and pro rata share of equity affiliate sales.

(b) Reflects sales decrease due to divestitures.

SEGMENT INFORMATION	Three Months Ended			Nine Months Ended
EXCLUDING IMPACT OF ONE-TIME ITEMS -	September 30			September 30
(Dollars in millions)	2001	2000	% Chg.	2001	2000	% Chg.

AFTER-TAX OPERATING INCOME (LOSS)
Agriculture & Nutrition	$(118)	$ (85)	N/M	$ 337	$ 426	(21)%
Nylon	25	58	(57)%	44	199	(78)
Performance Coatings & Polymers	75	170	(56)	284	539	(47)
Pharmaceuticals	84	41	105	30	146	(79)
Pigments & Chemicals	112	169	(34)	359	519	(31)
Polyester	(20)	20	N/M	(45)	32	N/M
Specialty Fibers	65	182	(64)	320	600	(47)
Specialty Polymers	90	175	(49)	305	523	(42)
Other	(29)	(5)	N/M	(27)	1	N/M

Total Segment ATOI	284	725	(61)	1,607	2,985	(46)

Interest & Exchange Gains and Losses	(72)	(122)		(257)	(381)
Corporate Expenses	(76)	(66)		(215)	(220)
Corporate Minority Interest	(8)	-		(8)	-

INCOME FROM OPERATIONS	$ 128	$ 537	(76)%	$1,127	$2,384	(53)%

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

FINANCIAL SUMMARY

(Dollars in millions, except per share)
	Three Months Ended			Nine Months Ended
	September 30			September 30
	2001	2000	% Chg.	2001	2000	% Chg.
Selected Income Statement Data -
Excluding Impact of One-Time Items
and Cumulative Effect of a Change
in Accounting Principle

Consolidated Sales	$5,641	$6,445	(12)%	$19,497	$21,952	(11)%
Segment Sales	6,354	7,364	(14)	21,758	24,503	(11)
Segment ATOI	284	725	(61)	1,607	2,985	(46)
EBIT	319	1,062	(70)	2,251	4,407	(49)
EBITDA	760	1,526	(50)	3,584	5,791	(38)
Income from Operations	128	537	(76)	1,127	2,384	(53)
EPS - Diluted	0.12	0.51	(76)	1.07	2.26	(53)

		Nine Months Ended
3rd Quarter 2001 Vs.		September 30, 2001 Vs.
3rd Quarter 2000		September 30, 2000

Segment ATOI Variance Analysis -
Excluding Impact of One-Time Items

Local Prices	$ (80)	$ 30
Volume	(160)	(640)
Costs	(125)	(615)
Currency	(30)	(115)
Other	(46)	(38)

Total	$(441)	$(1,378)

Six Sigma Estimated Annualized Benefits - $ Pretax

From Ongoing Projects	$ 600
From Completed Projects	$ 800

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Assistant Controller

October 24, 2001